UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 6, 2017

eMedia Group Inc.

(Exact name of registrant as specified in its charter)

Nevada	333-208049	47-5567250
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

244 Madison Avenue
New York, NY 10016
(Address of Principal Executive Officers)

Registrant's telephone number, including area code: (352) 330-6874

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On March 6, 2017, eMedia Group Inc., a Nevada corporation (the “Company” or “EMMD”), entered into a Line of Credit Agreement (the “Agreement”) with Mr. Lim Boh Leong and Ms. Tan Hooi Koon, each a resident of Malaysia, whereby Mr. Lim and Ms. Tan agreed to provide the Company with a line of credit of up to USD $500,000.00. Mr. Lim and Ms. Tan are each shareholders of the Company and agreed to provide a line of credit after being approached by the Company’s Chief Executive Officer, Mr. Kok Wong Liew.

The Agreement provides that all funds provided by the line of credit shall accrue interest at the annual rate of two percent (2%) from the date of funding. The credit facility provided by the Agreement will be available for no more than twelve (12) months and all outstanding advances must be repaid by March 6, 2019.

The Company expects that the line of credit will allow it to expand its ongoing international online travel and hospitality web portals which provide users the ability to search for the most economical flights and hotels. The Company expects that the line of credit will allow it to obtain additional skilled technology personnel to assist the modification and expansion of its travel websites.

ITEM 5.02 ELECTION OF DIRECTORS

As a result of the resignations of Mr. Henrik Jorgensen and Mr. Christian Pedersen as members of the Board, there have been two (2) vacancies on the Board. Moreover, the Agreement for the line of credit described above was contingent upon the elections of Mr. Lim and Ms. Tan to Board. Therefore, on March 6, 2017, Mr. Lim and Ms. Tan were elected as members of the Board.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 6, 2017

By: /s/ Kok Wong Liew

Name: Kok Wong Liew

Title: CEO

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